Exhibit 99.1

Source:	BNC Bancorp

Contact:	Richard D. Callicutt II
President and Chief Executive Officer
336-869-9200

BNC Bancorp Announces Cash Dividend

HIGH POINT, N.C., April 21, 2017 -- On April 18, 2017, the Board of Directors of BNC Bancorp (NASDAQ: BNCN) announced the declaration of a quarterly cash dividend on its common stock of $0.05 per share. This dividend is payable on May 26, 2017 to shareholders of record as of May 12, 2017. The $0.05 per share dividend rate is consistent with the rate declared in previous quarters.

BNC Bancorp shareholders may take advantage of the BNC Bancorp Dividend Reinvestment Plan, which provides a convenient, economical way for shareholders to increase their holdings of BNC Bancorp's common stock. To enroll in BNC Bancorp's Dividend Reinvestment Plan, shareholders should contact Computershare by calling (800) 368-5948.

Headquartered in High Point, North Carolina, BNC Bancorp is the parent company of Bank of North Carolina d/b/a BNC Bank, a commercial bank with total assets of $7.58 billion. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 76 current banking offices in Virginia, North and South Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the Nasdaq Capital Market under the symbol "BNCN." The Company’s website is www.bncbancorp.com.